PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
LARGECAP BLEND FUND II SERIES AND
LARGECAP GROWTH FUND I SERIES

AGREEMENT executed as of the 1st day of January, 2010, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland,
(hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended
(the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each of the Series identified in Appendix A hereto of the Fund (hereinafter called "the
Series"), which the Manager has agreed to provide to the Fund, and the
Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for
the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services
hereinafter set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended
investment program for the Series consistent with the Series'
investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio
turnover or any tax considerations, subject always to the
provisions of the Fund's registration statement, Certificate of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)  Maintain all or part of the Series' uninvested assets in short-
term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Advisor,
including, but not limited to, investments in T. Rowe Price
Reserve Investment Fund or T. Rowe Price Government Reserve
Investment Fund which are internal money market funds available for use only by clients of the Sub-Advisor for short-term
investments.

(e) Instruct the Series' custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Series, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the
Series upon acquisition of the same for the Series.

(f) Vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations
relating to the Series' investment securities in the manner in which the Sub-Advisor believes to be in the best interests of the Series provided such materials have been forwarded to the
Sub-Advisor in a timely fashion by the Series' custodian, and shall review its proxy voting activities on a periodic basis with the Manager.  Upon sixty (60) days' written notice to the
Sub-Advisor, the Manager may withdraw the authority granted to the Sub-Advisor to vote proxies pursuant to this Section.

(g) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of the
Series.

(h) Maintain, in connection with the Sub-Advisor's investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange
Commission thereunder and the Series investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 12(d) of this Agreement.

(i) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of the Series are being observed.

(j) Upon request, provide assistance and advice for the
determination of the fair value of certain securities when
reliable market quotations are not readily available for
purposes of calculating net asset value in accordance with
procedures and methods established by the Fund's Board of
Directors.

(k) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series (excluding
brokerage expenses and pricing and bookkeeping services).

(l) Open accounts with broker-dealers and future commission
merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders
with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such
event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Advisor will, at the request of the Manager, the Fund or the Fund's Board of
Directors, provide quarterly brokerage allocation summary
reports as specified in Rule 31a-1(b)(9) under the 1940 Act and a copy of our trade allocation procedures which includes  the basis for the allocation of any aggregated trades.  The Sub-
Advisor shall use its best efforts to obtain execution of
transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in
relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide
brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with Section 28(e) of the
Securities Exchange Act of 1934, and with applicable law, the
Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the
Series.  In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(m) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisor's Act of 1940 (the "Investment Advisor's Act"), and the
rules thereunder, and furnish the Fund and the Manager with
such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of
Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the
property of the Fund, agrees to preserve for the periods
described by Rule 31a-2 under the 1940 Act any records that it maintains for the Account and that are required to be
maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager,
provided, however, the Sub-Advisor may retain copies of such records.  The Sub-Advisor has no responsibility for the
maintenance of Fund records except insofar as is directly
related to the services provided to the Series.

(n) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics along with certification that the Sub-Advisor has
implemented procedures for administering the Sub-Advisor's Code of Ethics.

(o) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on such times as mutually agreeable to the parties to review the investments of the Series.

(p) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of
1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and any rule or regulation thereunder.

(q) Provide a copy of the Sub-Advisor's Form ADV and any material amendments thereto contemporaneously with the filing of such documents with the Securities and Exchange Commission or other regulatory agency.

     3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Obligations of the Manager

During the term of this Agreement, the Manager shall furnish to the
Sub-Advisor at its principal office all prospectuses, proxy
statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the name "T. Rowe Price" and any other names of the Sub-Advisor or its business or clients in any way, at a reasonable time prior to the use thereof, and the Manager shall not use any such materials if the Sub-Advisor reasonably objects in writing ten business days (or such other time as may be mutually agreed) after receipt thereof.  The Manager shall ensure that materials prepared by employees or agents of the Manager or its affiliates that refer to the Sub-Advisor or its clients in any way are consistent with those materials previously approved by the Sub-
Advisor as referenced in the preceding sentence.  Upon termination of this Agreement for any reason, the Manager shall as soon as practicable cease and cause the Fund to cease all use of the name
"T. Rowe Price."

     5. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

 6. Services to Other Clients

Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Sub-Advisor, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Sub-Advisor, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     7. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment or mistake of law made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Series or as a result of the failure by the Manager or any of its
affiliates to comply with the terms of this Agreement and/or any insurance laws and rules, except for any errors, mistakes, or losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
Sub-Advisor or any of its directors, officers, employees, agents
(excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

     8. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and
facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

     9. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     10. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life
Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the
outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of
Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by a vote of a majority of the Board of Directors of the Fund who are not
interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the
Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time, without the payment of any penalty, by approval of the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section
10, the definitions contained in Section 2(a) of the 1940 Act
(particularly the definitions of "interested person," "assignment"
and "voting security") shall be applied.

     11. Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor,
Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

     12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of
Iowa. The captions in this Agreement are included for
convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other
party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa
50392-0200, and the address of the Sub-Advisor shall be T. Rowe
Price Associates, Inc., 100 East Pratt Street, Baltimore,
Maryland 21202, Attention:  Henry H. Hopkins, Chief Legal
Counsel.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws
of any jurisdiction in which the Sub-Advisor is required to
be registered as an investment advisor in order to perform
its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or
body, involving the affairs of the Series.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, any applicable investment restrictions imposed by state
insurance laws and regulations, and all other reasonable
information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e) This Agreement contains the entire understanding and
agreement of the parties.

(f)   All information and advice furnished by one party to the
other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be
necessary to comply with applicable laws, rules and regulations, subpoenas or court orders.  Without limiting the foregoing, the
Manager acknowledges that the securities holdings of the Series constitute information of value to the Sub-Advisor, and agrees:
(1) not to use for any purpose, other than for the Manager or the Series, or their agents, to supervise or monitor the Sub-
Advisor, the holdings or other trading-related information of the Series; and (2) not to disclose the Series' holdings,
except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the
Board of Directors of the Fund, counsel to the Board, counsel to the Fund, the administrator or any sub-administrator, the
independent accountants and any other agent of the Fund; or (d)
as otherwise agreed to by the parties hereto in writing.
Further, the Manager agrees that information supplied by the
Sub-Advisor, including approved lists, internal procedures,
compliance procedures and any board materials, is valuable to the Sub-Advisor, and the Manager agrees not to disclose any of the information contained in such materials, except: (i) as
required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of
Directors of the Fund, counsel to the Board, counsel to the
Fund, the administrator or any sub-administrator, the
independent accountants and any other agent of the Fund; or (iv)
as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Advisor agrees that any and all information that it obtains pursuant to this Sub-
Advisory Agreement regarding the Manager or its customers
including, but not limited to, approved lists, internal
procedures, compliance procedures and any board materials, is valuable to the Manager and will be used exclusively to fulfill the Sub-Advisor's obligations hereunder, and will not be
disclosed to any other party, including any affiliate of the
Sub-Advisor or agent of the Series, except (i) as necessary for the Sub-Advisor to fulfill its obligations pursuant to this Sub-
Advisory Agreement, (ii) as required by applicable law or
regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties
hereto in writing.  Notwithstanding the foregoing, the Manager agrees that the Sub-Advisor may identify it or the Series as a client in promotional materials.

(g)  The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it is contrary to the Sub-advisor's
policies to permit those who select brokers or dealers for
execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(h)  The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other
promotional materials without the express written consent of the
Manager.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                                           PRINCIPAL MANAGEMENT CORPORATION

                                                           By
____________________________________________

                                                           T. ROWE PRICE ASSOCIATES, INC.

                                                           By /s/ Darrell N.
Braman______________
                                                              Darrell N. Braman, Vice
President

APPENDIX A

     The Sub-Advisor shall serve as investment sub-advisor for the
LargeCap Blend Fund II Series and LargeCap Growth Fund I Series of the
Fund. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):

     LargeCap Blend Fund II

              First $050,000,000 of Assets  0.400%
              Next $200,000,000 of Assets  0.350%
              Next $350,000,000 of Assets  0.300%
              Next $400,000,000 of Assets  0.275%
              Assets above $1 billion  0.275% on all
assets

     LargeCap Growth Fund I

              First $250,000,000 of Assets  0.400%
              Next $250,000,000 of Assets  0.375%
              Next $500,000,000 of Assets.............................................    0.350%
              Assets above $1 billion  0.350% on all
assets

     In calculating the fee for a Series, assets of any existing unregistered separate account of Principal Life Insurance Company and any existing investment company sponsored by Principal Life Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the Series, will be combined
(together, the "Aggregated Assets").  The fee charged for the assets in the Series shall be determined by calculating a fee on the value of the
Aggregated Assets using the above fee schedule and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the Series and the denominator of which is the amount of the
Aggregated Assets.

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the
Sub-Advisor on or before the fifth (5th) day of the next succeeding calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Series as determined in accordance with the Series'
prospectus and statement of additional information as of the close of business on the previous business day on which the Series was open for business.  Each month, the Manager will provide the Sub-Advisor with a worksheet accompanying payment of the subadvisory fee that sets forth the computation of such subadvisory fee. Cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

TRP-11